Exhibit 99.2

Consent of Prospective Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, Tony M. Astorga, hereby consent to be named as a prospective director of SHG Services, Inc. in the Registration Statement on Form S-1 of SHG Services, Inc., dated May 24, 2010, and any amendments thereto.

/s/ Tony M. Astorga
Tony M. Astorga

Dated: May 19, 2010